Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-263498) on Form S-8 and (No. 333-260835) on Form S-1 of our report dated March 11, 2022, except as to Note 3 which is as of August 12, 2022, with respect to the consolidated financial statements of Aurora Innovation, Inc.
/s/ KPMG LLP

Santa Clara, California
August 12, 2022